Dennis G. Newkirk
                                                                  (281) 423-3332

                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                        NL REPORTS THIRD QUARTER RESULTS
                 AND REDEMPTION OF SENIOR SECURED DISCOUNT NOTES

HOUSTON, TEXAS -- October 19, 1998 -- NL Industries, Inc. (NYSE:NL) reported income from continuing operations for the third quarter of 1998 of $31.4 million, or $.60 per diluted share, compared to income from continuing operations in the third quarter of 1997 of $3.9 million, or $.08 per diluted share. NL reported income from continuing operations for the first nine months of 1998 of $71.1 million, or $1.37 per diluted share, compared to a loss from continuing operations in the first nine months of 1997 of $39.7 million, or $.78 per diluted share. Net income for the third quarter of 1998 was $29.0 million, or $.55 per diluted share, compared to net income in the third quarter of 1997 of $9.8 million, or $.19 per diluted share. The 1997 results include a first-quarter $30 million noncash charge, or $.59 per diluted share, related to the adoption of the AICPA's Statement of Position No. 96-1, "Environmental Remediation Liabilities."

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the third quarter of 1998 was $45.0 million, $29.8 million more than the third quarter of 1997 excluding $9.7 million of income from refunds of German franchise taxes reported in the third quarter of 1997. Kronos' improved operating income was due to higher TiO2 selling prices partially offset by lower sales volume. Kronos' average TiO2 selling prices for the third quarter of 1998 were 17% higher than the third quarter of 1997 and 2% higher than the second quarter of 1998. Kronos' third-quarter sales volume decreased 9% from the record sales volume in the year-earlier period as demand moderated. Sales volume in the first nine months of 1998 was 2% lower than the 1997 period reflecting lower sales volume in Asia, partially offset by higher sales volume in Europe.

Income taxes in the third quarter of 1998 include a tax benefit of $8.2 million ($.16 per diluted share) resulting from a refund of prior-year German dividend withholding taxes.

As previously reported, the Company sold its Rheox specialty chemical operations in the first quarter of 1998 and, as a result of the sale, Rheox's results are reported as discontinued operations. The $2.4 million extraordinary item in third quarter 1998 resulted from early extinguishment of debt related to $54 million of open-market purchases of the Company's 13% Senior Secured Discount Notes. The remaining $121 million of Discount Notes were redeemed on October 15, 1998. The Company's net debt at September 30, 1998 was $204 million (total debt of $524 million less cash of $320 million), declining from $652 million net debt at December 31, 1997.

J. Landis Martin, President and Chief Executive Officer, stated, "Kronos continued to post impressive results in the third quarter with higher TiO2 prices and good capacity utilization overcoming a decline in third-quarter TiO2 demand. We expect TiO2 demand in the fourth quarter of 1998 will be moderately below that of the fourth quarter of 1997, but that income from continuing operations in the fourth quarter of 1998 should benefit from lower net interest expense due to the redemption of our 13% Discount Notes on October 15, 1998. The redemption of the 13% Discount Notes represents the attainment of an important strategic goal and further strengthens NL's balance sheet, capital structure and future cash flow."

A conference call for the investment community is scheduled for October 19, 1998 at 12:15 p.m., Eastern Daylight Time. Dr. Lawrence A. Wigdor, Chief Executive Officer at Kronos, will host the call. Participants can access the call by dialing 1-800-553-0327 (domestic) and 612-332-0634 (international). A taped replay of the call will be available after 4:00 p.m., Eastern Daylight Time, the day of the call through November 19, 1998 by calling 1-800-475-6701 (domestic) and 320-365-3844 (international), and using access code 411349.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 production capacity and the amount and timing of capacity changes, competitive products and prices, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Actual results could differ materially from those forecasted or expected.

                               NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                      (In millions, except per share data)
                                   (Unaudited)


                                             Quarters ended    Nine months ended
                                              September 30,        September 30,
                                           ------------------  -----------------
                                             1997      1998      1997       1998
                                           --------  --------  --------  --------
Revenues and other income:
  Net sales ............................   $  210.3  $  221.5  $  629.1  $  685.8
  Other income, excluding corporate ....        2.3       2.0       9.5       4.7
                                           --------  --------  --------  --------

                                              212.6     223.5     638.6     690.5

Cost of sales ..........................      162.5     151.8     502.4     476.0
Selling, general and administrative,
 excluding corporate ...................       25.2      26.7      85.8      85.8
                                           --------  --------  --------  --------

    Operating income ...................       24.9      45.0      50.4     131.1

Corporate income (expense):
  Securities earnings ..................         .6       4.3       1.8      12.7
  Expenses, net ........................       (5.7)     (4.1)    (44.3)    (11.6)
  Interest expense .....................      (16.4)    (15.1)    (49.2)    (46.9)
                                           --------  --------  --------  --------

    Income (loss) from continuing
     operations before income taxes ....        3.4      30.1     (41.3)     85.3

Income tax benefit (expense) ...........         .5       1.3       1.6     (14.2)
                                           --------  --------  --------  --------

    Income (loss) from continuing
     operations ........................        3.9      31.4     (39.7      71.1

Discontinued operations - Rheox ........        5.9       --       16.0     287.4
Extraordinary item .....................        --       (2.4)      --       (4.8)
                                           --------  --------  --------  --------

    Net income (loss) ..................   $    9.8  $   29.0  $  (23.7) $  353.7
                                           --------  --------  --------  --------

                               NL INDUSTRIES, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME, Continued

                      (In millions, except per share data)
                                   (Unaudited)



                                            Quarters ended     Nine months ended
                                             September 30,       September 30,
                                          ------------------  -----------------
                                            1997      1998      1997      1998
                                          --------  --------  -------   -------
Basic earnings per common share:
  Continuing operations .................   $  .08   $  .61    $ (.78)   $ 1.38
  Discontinued operations ...............      .11     --         .32      5.60
  Extraordinary item ....................     --       (.05)     --        (.09)
                                           --------  --------  --------  ------
  Net income (loss) .....................   $  .19   $  .56    $ (.46)   $ 6.89
                                            ======   ======    ======    ======


Diluted earnings per common share:
  Continuing operations .................   $  .08   $  .60    $ (.78)   $ 1.37
  Discontinued operations ...............      .11     --         .32      5.52
  Extraordinary item ....................     --       (.05)     --        (.09)
                                           --------  --------  --------  -------

  Net income (loss) .....................   $  .19   $  .55    $ (.46)   $ 6.80
                                            ======   ======    ======    ======



Shares used in the calculation of
 earnings per share:
  Basic shares ..........................     51.1     51.4      51.1      51.4
  Dilutive impact of stock options ......       .5       .8      --          .6
                                           --------  --------  --------  -------
  Diluted shares ........................     51.6     52.2      51.1      52.0
                                            ======   ======    ======    ======